EXHIBIT 4.12

TEXTAINER GROUP HOLDINGS LIMITED

(the “Company”)

DIRECTORS’ UNANIMOUS WRITTEN RESOLUTION

made pursuant to bye-law number 60 of the bye-laws of the Company

The undersigned, being all of the Directors of the Company, a company organized and existing under the laws of Bermuda, acting by written consent without a meeting DO HEREBY CONSENT to the adoption of the following resolutions:

1.
AMENDMENT OF CERTIFICATES OF DESIGNATIONS

WHEREAS, pursuant to certificate of designation dated April 13, 2021 (the “Class A Certificate of Designation”), on April 13, 2021 the Company issued $150,000,000 of 7.00% Series A Cumulative Redeemable Perpetual Preferred Preference Shares (the “Series A Preference Shares”) the terms of which provide for a 7.00% annual dividend rate upon declaration by the Company’s Board of Directors;

WHEREAS, pursuant to certificate of designation dated August 23, 2021 (the “Class B Certificate of Designation” and together with the Class A Certificate of Designation, the “Certificates of Designation”), on August 23, 2021 the Company issued $150,000,000 of 6.25% Series B Cumulative Redeemable Perpetual Preferred Preference Shares (the “Series B Preference Shares”) the terms of which provide for a 6.25% annual dividend rate upon declaration by the Company’s Board of Directors;

WHEREAS, in response to a request by the Company’s audit firm, it is proposed that the Certificates of Designation be amended (the “Amendment”) to cure an ambiguity by inserting as the last sentence in Section 8 (C) of the Certificates of Designation the following:

“A Change of Control under this sub-section 8(C) would be applicable only upon conversion of all Common Shares into cash, securities or other property or other assets (including any combination thereof) in which case the holders of Series [A/B] Preference Shares electing their Change of Control Conversion Right shall only be entitled to receive the same form of consideration that the holders of the Common Shares are entitled to receive.”

WHEREAS, it is noted the Amendment does not affect the special rights, preferences, privileges and voting powers of either the Series A Preference Shares or the Series B Preference Shares.

NOW THEREFORE BE IT RESOLVED, that the Amendment to the Certificates of Designations be and hereby is approved.

2.
GENERAL AUTHORITY

RESOLVED THAT any Director or Officer of the Company, acting singly, be and is hereby authorised to execute (under the common seal of the Company if appropriate) and deliver on behalf of the Company from time to time any and all documents whatsoever, and do any and all things whatsoever (including filing any documents necessary or appropriate with the relevant authorities), as such Director or Officer in his or her sole discretion determines appropriate in connection with any of the foregoing resolutions and/or the matters contemplated thereby, such determination to be conclusively evidenced by any such execution or the taking of any such action by such person or persons and, further, that the execution and delivery of any and all documents whatsoever, and the taking of any and all actions whatsoever, by any Director or Officer of the Company on behalf of the Company in connection with the subject matter of these resolutions prior to the date of these resolutions be and are hereby approved, ratified and confirmed.

Signature page to follow

Signature page

This written resolution may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. These written resolutions may be executed by facsimile.

/s/ Olivier Ghesquiere Date: February 8, 2023

Olivier Ghesquiere

/s/ Dudley Cottingham Date: February 8, 2023

Dudley R. Cottingham

/s/ Grace Tang Date: February 8, 2023

Grace Tang

/s/ Lisa Young Date: February 8, 2023

Lisa P. Young

/s/ David Nurek Date: February 8, 2023

David Nurek

/s/ Hyman Shwiel Date: February 8, 2023

Hyman Shwiel

/s/ Robert Pedersen Date: February 8, 2023

Robert Pedersen

/s/ Cynthia Hostetler Date: February 8, 2023

Cynthia Hostetler

/s/ Jim Earl Date: February 8, 2023

Jim Earl

/s/ Jeremy Bergbaum Date: February 8, 2023

Jeremy Bergbaum